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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No.  )*


                              QUEST SOFTWARE, INC.
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                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  74834 T 10 3
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                                 (CUSIP Number)


                               December 31, 1999
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)



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*   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages


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----------------------                                         -----------------
CUSIP No. 74838 T 10 3                    13G                  Page 2 of 4 Pages
----------------------                                         -----------------

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 1    NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      (ENTITIES ONLY)

      Eyal M. Aronoff
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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

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 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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          NUMBER OF            5    SOLE VOTING POWER

           SHARES                   2,939,040(1)
                               -------------------------------------------------
        BENEFICIALLY           6    SHARED VOTING POWER

          OWNED BY                  0
                               ------------------------------------------------
            EACH               7    SOLE DISPOSITIVE POWER

          REPORTING                 2,939,040(1)
                               ------------------------------------------------
           PERSON              8    SHARED DISPOSITIVE POWER

            WITH                    0
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,939,040(1)
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]
      (See Instructions)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.55%
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12    TYPE OF REPORTING PERSON (See Instructions)

      IN
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                               Page 2 of 4 pages

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----------------------                                         -----------------
CUSIP NO. 74834 T 10 3                13G                      Page 3 of 4 Pages
----------------------                                         -----------------

ITEM 1(a)  NAME OF ISSUER:

           Quest Software, Inc.

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           8001 Irvine Center Drive
           Irvine, CA  92618

ITEM 2(a)  NAME OF PERSON FILING:

           Eyal M. Aronoff

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

           8001 Irvine Center Drive
           Irvine, CA  92618

ITEM 2(c)  CITIZENSHIP

           United States

ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

           Common Stock, no par value

ITEM 2(e)  CUSIP NUMBER:

           74839 T 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable

ITEM 4.    OWNERSHIP.

           (a) Amount Beneficially Owned:   2,939,040(1) Shares

           (b) Percent of Class: 7.55%

           (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 2,939,040(1)

               (ii)  shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition
                     of: 2,939,040(1)

               (iv)  shared power to dispose or to direct the disposition of: 0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable

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CUSIP NO. 74834 T 10 3                13G                      Page 4 of 4 Pages
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ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable

ITEM 10.   CERTIFICATION.

           Not Applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 14, 2000
                                           -------------------------------------
                                                           Date:


                                                    /s/ Eyal M. Aronoff
                                           -------------------------------------
                                                        (Signature)

                                           Name:  Eyal M. Aronoff
                                           Title: Vice President, Technology and
                                                  Engineering

---------------------
(1) INCLUDES 21,447 SHARES HELD IN THE NAME OF MR. ARONOFF'S MINOR CHILDREN AND 14,040 SHARES ISSUABLE UPON EXERCISE OF STOCK OPTIONS THAT ARE EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 1999.

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